UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 17, 2005

Sino Silver Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-31546	98-0232018
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Bentall II, Suite 900, 555 Burrard Street, Vancouver, British Columbia		V7X 1M8
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	604-671-8911

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02. Unregistered Sales of Equity Securities.

Between February 8, 2005 and February 17, 2005, the Company sold 445,000 Units of its securities in a private placement offering pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and/or Section 4(2) of the Securities Act, and/or Regulation D promulgated thereunder. Each Unit consists of one share of the Company's common stock and one warrant to purchase one share of the Company's common stock. Each Unit was sold for a price of $1.00 and the Company has received $445,000 in proceeds for the sale of the Units as of February 18, 2005. The Company may sell up to an additional 355,000 Units pursuant to this offering.

The warrants being issued pursuant to this private placement offering may be exercised for a period of three years from the date of issuance. The exercise price for each warrant is $2.00 for the first year after issuance and $2.50 for the final two years of the term of the Warrant.

A substantial portion of the proceeds generated from the private placement will be used to fulfill the Company's obligations under the Memorandum of Understanding and subsequent agreement with Sino-Top Resources & Technologies, Ltd. relating to mining properties in China. The remaining proceeds will be used for working capital and general corporate purposes. If the transactions contemplated by the Memorandum of Understanding and subsequent agreement are not consummated prior to April 1, 2005, the Company will return fifty percent of the gross proceeds of this private placement to the investors.

No commissions or other fees were paid in connection with the sale of the Units. Each investor is an accredited investor under the Securities Act and the securities were sold without any general solicitation by the Company or its representatives.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits

None.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sino Silver Corp.

February 21, 2005	By:	/s/ Gary Harbottle

Name: Gary Harbottle
Title: Chief Financial Officer